SEC 1745 Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form (02-02) displays a currently valid OMB control number.


                                                      --------------------------
                                                              OMB APPROVAL
                                                      --------------------------
                                                      OMB Number:      3235-0145
                                                      Expires: December 31, 2005
                                                      Estimated average burden
                                                      hours per response......11
                                                      --------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                 SCHEDULE 13G/A

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
               RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 1)*

                            Turnstone Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   900423104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                October 29, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      | |   Rule 13d-1(c)

      |X|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 18 pages

CUSIP No. 900423104                                           Page 2 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Institutional Venture Partners VII, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      California
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        2,119,438
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            0
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               2,119,438
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,119,438
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

CUSIP No. 900423104                                           Page 3 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Institutional Venture Management VII, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      California
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        10,000
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            0
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               10,000
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      10,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

CUSIP No. 900423104                                           Page 4 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      IVP Founders Fund I, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      California
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        357,850
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            0
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               357,850
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      357,850
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

CUSIP No. 900423104                                           Page 5 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Broadband Fund, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      California
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        242,776
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            0
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               242,776
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      242,776
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

CUSIP No. 900423104                                           Page 6 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Samuel D. Colella
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        266,862
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,730,064
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               266,862
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,730,064
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,996,926
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

CUSIP No. 900423104                                           Page 7 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Reid W. Dennis
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        227,096
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,730,064
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               227,096
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,730,064
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,957,160
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.7%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

CUSIP No. 900423104                                           Page 8 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Mary Jane Elmore
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        74,673
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,487,288
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               74,673
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,487,288
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,561,961
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

CUSIP No. 900423104                                           Page 9 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Norman A. Fogelsong
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        196,386
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,487,288
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               196,386
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,487,288
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,683,674
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

CUSIP No. 900423104                                          Page 10 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Ruthann Quindlen
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        226,228
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,730,064
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               226,228
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,730,064
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,956,292
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.7%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

CUSIP No. 900423104                                          Page 11 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      L. James Strand
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        293,435
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,730,064
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               293,435
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,730,064
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,023,499
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

CUSIP No. 900423104                                          Page 12 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      William P. Tai
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        186,958
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,372,214
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               186,958
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,372,214
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,559,172
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

CUSIP No. 900423104                                          Page 13 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      T. Peter Thomas
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        40,646
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,730,064
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               40,646
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,730,064
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,770,710
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

CUSIP No. 900423104                                          Page 14 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Geoffrey Y. Yang
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        403,841
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,730,064
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               403,841
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,730,064
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,133,905
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.9%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

                                                             Page 15 of 18 Pages

Item 1.

         (a)      Name of Issuer: Turnstone Systems, Inc. ("TSTN")

         (b)      Address of Issuer's Principal Executive Offices:

                           2220 Central Expressway
                           Santa Clara CA 95050

Item 2.

         (a)      Name of Persons Filing:

                           Institutional Venture Partners VII, L.P. ("IVP") Institutional Venture Management VII, L.P. ("IVM") IVP Founders Fund I, L.P. ("FFI")
                           Samuel D. Colella ("SDC")
                           Reid W. Dennis ("RWD")
                           Mary Jane Elmore ("MJE")
                           Norman A. Fogelsong ("NAF")
                           Ruthann Quindlen ("RAQ")
                           L. James Strand ("LJS")
                           William P. Tai ("WPT")
                           T. Peter Thomas ("TPT")
                           Geoffrey Y. Yang ("GYY")

IVM is the General Partner of IVP. SDC, RWD, MJE, NAF, RAQ, LJS, WPT, TPT, & GYY are General Partners of IVM.

         (b)      Address of Principal Business Office or, if None, Residence:

                           3000 Sand Hill Road
                           Building 2, Suite 290
                           Menlo Park, CA 94025

         (c)      Citizenship:

                           IVP & IVM & FFI: California
                           SDC, RWD,  MJE, NAF, RAQ, LJS, WPT, TPT, GYY:
                           United States

         (d)      Title of Class of Securities:

                           Common Stock

         (e)      CUSIP Number:
                           900423104

Item 3. If this statement is filed pursuant to Rules 13d-1(b),or 13d-2(b), check whether the person filing is a:

Not applicable

Item 4.  Ownership

See Rows 5 through 11 of cover pages

Item 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

Under certain circumstances set forth in IVP and IVM's Limited Partnership Agreements, the General Partners and Limited Partners of each of such funds have the right to receive dividends from, or the proceeds from the sale of, the Common Stock of Issuer owned by each such fund.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not applicable

Item 8.  Identification and Classification of Members of the Group

Not applicable

                                                             Page 16 of 18 Pages

Item 9.  Notice of Dissolution of Group

Not applicable

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


EXHIBITS

A: Joint Filing Statement

                                                             Page 17 of 18 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 31, 2003


INSTITUTIONAL VENTURE PARTNERS VII, L.P.
By its General Partner, Institutional Venture Management VII, LP

INSTITUTIONAL VENTURE MANAGEMENT VII, LP

IVP FOUNDERS FUND I, L.P.
By its General Partner, Institutional Venture Management VI, L.P.


----------------------------------------------------
Geoffrey Y. Yang, General Partner


--------------------------------
Geoffrey Y. Yang

Samuel D. Colella
Reid W. Dennis
Mary Jane Elmore
Norman A. Fogelsong
Ruthann Quindlen
L. James Strand
William P. Tai
T. Peter Thomas


---------------------------------
Nancy E. McCroskey, Authorized Signer

                                                             Page 18 of 18 Pages

                                    EXHIBIT A

                             JOINT FILING STATEMENT

         Pursuant to Rule 13d-1(f)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date: October 31, 2003


INSTITUTIONAL VENTURE PARTNERS VII, L.P.
By its General Partner, Institutional Venture Management VII, LP

INSTITUTIONAL VENTURE MANAGEMENT VII, LP

IVP FOUNDERS FUND I, L.P.
By its General Partner, Institutional Venture Management VI, L.P.


----------------------------------------------------
Geoffrey Y. Yang, General Partner


--------------------------------
Geoffrey Y. Yang

Samuel D. Colella
Reid W. Dennis
Mary Jane Elmore
Norman A. Fogelsong
Ruthann Quindlen
L. James Strand
William P. Tai
T. Peter Thomas


---------------------------------
Nancy E. McCroskey, Authorized Signer